Exhibit 4.3

GENOME THERAPEUTICS CORP.

STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE:

STOCK OPTION ASSUMPTION AGREEMENT issued as of the 6th day of February, 2004 by Genome Therapeutics Corp., a Massachusetts corporation (“Genome”).

WHEREAS,                              (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of GeneSoft Pharmaceuticals, Inc., a Delaware corporation (“GeneSoft”), which were granted to Optionee under GeneSoft’s 1998 Stock Option/Stock Issuance Plan (as amended and restated from time to time, the “Plan”), and are evidenced by a Stock Option Agreement (the “Option Agreement”) between GeneSoft and Optionee.

WHEREAS, GeneSoft has been acquired as of February 6, 2004 by Genome through merger of a wholly owned Genome subsidiary, Guardian Acquisition, Inc (“Merger Sub”), with and into GeneSoft (the “Merger”) pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 17, 2003 by and among Genome, GeneSoft, Merger Sub and Luke Evnin, as Stockholders’ Representative (the “Merger Agreement”).

WHEREAS, the provisions of the Merger Agreement require Genome to assume all obligations of GeneSoft under all options outstanding under the Plan upon the consummation of the Merger (the “GeneSoft Options”).

WHEREAS, pursuant to the provisions of the Merger Agreement, Optionee’s GeneSoft Options now represent options (“Genome Options”) to purchase shares of Genome Common Stock, $0.10 par value, (“Genome Stock”).

WHEREAS, the number of shares of Genome Stock which are subject to Optionee’s Genome Options is equal to the number of shares of GeneSoft common stock subject to the unexercised portion of such Genome Option immediately prior to the consummation of the Merger multiplied by the exchange ratio of 1.1905 (the “Common Exchange Ratio”), rounded down to the nearest whole number, at an exercise price per share equal to the exercise price per share of such GeneSoft Option in effect immediately prior to the consummation of the Merger (the “Effective Time) divided by the Common Exchange Ratio, rounded up to the nearest whole cent.

NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of GeneSoft common stock subject to the GeneSoft Options held by Optionee under the Plan immediately prior to the Effective Time and the exercise price payable per share are set forth in Exhibit A hereto. Genome hereby assumes, as of the Effective Time, all the duties and obligations of GeneSoft under each of the GeneSoft Options. In connection with such assumption, the number of shares of Genome Stock purchasable under each GeneSoft Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Common Exchange Ratio at which shares of GeneSoft common stock purchasable under Optionee’s GeneSoft Options were converted into shares of Genome Stock purchasable under Optionee’s Genome Options upon consummation of the Merger. Accordingly, the number of shares of Genome Stock subject to each GeneSoft Option hereby assumed, and the adjusted exercise price payable per share of Genome Stock under the assumed GeneSoft Option, are indicated for that option in attached Exhibit B.

2. It is intended that this Stock Option Assumption Agreement, including, without limitation, the adjustment provisions of Section 1 above, comply with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The following provisions shall govern each GeneSoft Option hereby assumed by Genome:

(a)    The grant date and the expiration date of each assumed GeneSoft Option and all other provisions which govern either the exercisability or the termination of the assumed GeneSoft Option shall, subject to the following provisions of this Section 3, remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee’s rights under this Agreement to purchase Genome Stock.

(b)    Unless the context otherwise requires, all references to the “Company” in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Genome, all references to “Common Stock” shall mean shares of Genome Stock, as the case may be, and all references to the “Board” shall mean the Board of Directors of Genome.

(c)    Each Genome Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement to which such Genome Option relates immediately prior to the Effective Time (subject to any applicable acceleration provisions set forth therein), with the number of shares of Genome Stock subject to each such installment adjusted to reflect the Common Exchange Rate. The grant date for each assumed GeneSoft Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

(d)    For purposes of applying any and all provisions of the Option Agreement relating to Optionee’s status as an employee or other service provider with the Company, Optionee shall be deemed to continue in such status for so long as Optionee renders services as an employee or otherwise, as the case may be, to Genome or any Genome subsidiary, including (without limitation) GeneSoft, provided however, that if the entity for which Optionee renders services as an employee or other service provider ceases to be a subsidiary of Genome, Optionee’s status as an employee or other service provider will be deemed terminated at the time that such entity ceases to be a subsidiary of Genome. Accordingly, the provisions of the Option Agreement governing the termination of the assumed GeneSoft Option upon the Optionee’s cessation of employee or other service provider status with GeneSoft shall hereafter be applied on the basis of the Optionee’s cessation of employee or other service provider status with Genome and its subsidiaries, and each assumed GeneSoft Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment or service relationship with Genome and its subsidiaries.

(e)    The adjusted exercise price payable for the Genome Stock subject to each assumed GeneSoft Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Genome Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as GeneSoft common stock prior to the Merger shall be taken into account.

(f)    If Optionee exercises any assumed Genome Option with respect to shares of Genome Stock prior to the Final Resolution Date (as defined in the Escrow Agreement referred to below), the stock certificates evidencing twenty percent (20%) (20% less the First Release Percentage (as defined in the Escrow Agreement) in the case of an option exercised on or following the First Release Date (as defined in the Escrow Agreement)) of the Genome Stock purchased upon such exercise shall be delivered to Var & Co., as nominee of U.S Bank National Association (the “Escrow Agent”) and held in escrow pursuant to the terms of that certain Escrow Agreement dated as of February 6, 2004 (the “Escrow Agreement”) by and among Genome, the Escrow Agent, and Luke Evnin, as representative of the stockholders of GeneSoft, and such shares of Genome Stock shall be deemed to be Indemnity Escrow Shares (as defined in the Escrow Agreement), and subject to the provisions of the Escrow Agreement. In addition to the foregoing, in the event of any exercise of the Genome Options prior to the Employment Escrow Release Date (as defined in the Escrow Agreement), 1.96% of the shares of Genome Stock otherwise issuable in connection with such exercise shall be delivered to the Escrow Agent and held in escrow pursuant to the terms of, and subject to the provisions of, the Escrow Agreement, and such shares of Genome Stock shall be deemed to be Employment Escrow Shares (as defined in the Escrow Agreement).

3. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Genome Therapeutics, Corp. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the      day of February, 2004.

GENOME THERAPEUTICS CORP.

By:

EXHIBIT A

Optionee’s Outstanding Options to Purchase Shares of GeneSoft Pharmaceuticals, Inc.

Common Stock (Pre-Merger)

EXHIBIT B

Optionee’s Outstanding Options to Purchase Shares of Genome Therapeutics, Corp.

Common Stock (Post-Merger)